Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into and effective as of the 31st day of October, 2022, among SOUTHWEST GAS CORPORATION, a California corporation (“Southwest”), SOUTHWEST GAS HOLDINGS, INC., a Delaware corporation (“Holdings” and together with Southwest and its successors, the “Company”), and Robert J. Stefani (the “Executive”).

WHEREAS, the Board of Directors of Holdings (the “Board”) recognizes that the continuing possibility of a change in control of Southwest or Holdings is unsettling to the Executive and other officers of the Company; and

WHEREAS, the Board wishes to assure a continuing dedication by the Executive to his/her duties to the Company, notwithstanding the occurrence or potential occurrence of a change in control of Southwest or Holdings; and

WHEREAS, the Board believes it is important, should the Company receive proposals from third parties with respect to its future, to enable the Executive, without being influenced by the uncertainties of his/her own situation, to assess and advise the Board whether such proposals would be in the best interests of the Company and its stockholders and to take such other action regarding such proposals as the Board might determine to be appropriate; and

WHEREAS, the Board wishes to demonstrate to officers of the Company that the Company is concerned with the welfare of its officers and intends to see that loyal officers are treated fairly.

NOW, THEREFORE, the Company and the Executive agree as follows:

1.	TERM

The term of this Agreement shall continue in effect until the Company’s termination of this Agreement by providing Executive with written notice of such termination at least twenty-four (24) months prior to the proposed termination date, provided that such termination notice shall be deemed to be null and void (and this Agreement shall continue in full force and effect) if prior to such proposed termination date a Change in Control occurs or another event, including but not limited to the signing of a definitive agreement that would result in a Change in Control, occurs that is expected to result in a Change in Control. Notwithstanding the foregoing, this Agreement shall not terminate during the Protection Period or the Severance Period, in each case as defined below.

2.	DEFINITIONS

As used in this Agreement:

(a) “Cause” means (i) a material act of theft, misappropriation, or conversion of corporate funds committed by the Executive or (ii) the Executive’s demonstrably willful, deliberate and continued failure to follow reasonable directives of the Board or the Chief Executive Officer of Southwest or Holdings which are within the Executive’s ability to perform. The Executive shall not be deemed to have been terminated for Cause unless and until: (x) there shall have been delivered to the Executive a copy of a resolution duly adopted by the Board in good faith at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his/her counsel, to be heard before the Board) finding that the Executive was guilty of conduct set forth above and specifying the particulars thereof in reasonable detail; and (y) if the Executive contests such finding (or a conclusion that he/she has failed to timely cure the performance in response thereto), the arbitrator, by final determination in an arbitration proceeding pursuant to Section 5 hereof, has concluded that the Executive’s conduct met the standard for termination for Cause above and that the Board’s conduct met the standards of good faith and satisfied the procedural and substantive conditions of this Section 2(a) (collectively, the “Necessary Findings”). The Executive’s costs of the arbitration shall be advanced by the Company and shall be repaid to the Company if the arbitrator makes the Necessary Findings.

If within sixty (60) days after receipt by the Executive of the resolution referred to in the preceding paragraph, the Executive notifies the Company that a dispute exists concerning the termination, the termination date of the Executive shall be the date as finally determined by mutual written agreement of the parties or by a final and binding arbitration award. During the period until the dispute is finally resolved, the Company will, in accordance with its regular payroll procedures, continue to pay the Executive his/her full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue the Executive as a participant in all compensation, employee benefit, health and welfare and insurance plans, programs, arrangements and perquisites in which the Executive was participating or to which he/she was entitled when the notice giving rise to the dispute was given, until the dispute is finally resolved. Amounts paid under this Section 2(a) shall be repaid to the Company or be offset against or reduce any other amounts due the Executive under this Agreement, if appropriate, only upon the final resolution of the dispute. Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Section 409A of the Code and the related Treasury Regulations and guidance thereunder (“Section 409A”) on the date of termination of the Executive’s employment with the Company, during the six- (6-) month period following the Executive’s termination of employment with the Company, payments to the Executive under this Section 2(a) (other than reimbursements and in-kind amounts described in Treasury Regulation Section 1.409A-1(b)(9)(v), or any successor provision thereto) that constitute “non-qualified deferred compensation” under Section 409A shall be delayed and paid to the Executive on the first regularly scheduled Company executive pay date that occurs in the seventh (7th) calendar month following the calendar month in which the Executive’s termination of employment occurs; thereafter, any additional payments owed to the Executive under this Section 2(a) shall be paid to the Executive ratably on the following regularly scheduled Company executive pay dates.

(b) “Change in Control” means any of the following:

(i) Approval by the stockholders of Holdings of the dissolution or liquidation of Holdings;

(ii) Consummation of a merger or consolidation, or other reorganization, with or into one (1) or more entities that are not Subsidiaries, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after such reorganization are, or shall be, owned, directly or indirectly, by stockholders of Holdings immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of Holdings’ securities from the record date for such approval until such reorganization and that such record owners hold no securities of the other parties to such reorganization, but including in such determination any securities of the other parties to such reorganization held by affiliates of Holdings);

(iii) Consummation of the sale of substantially all of Holdings’ business and/or assets to a person or entity which is not a Subsidiary;

(iv) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Holdings representing more than 30% of the combined voting power of Holdings’ then outstanding securities entitled to then vote generally in the election of directors of Holdings; or

(v) During any period not longer than two (2) consecutive years, individuals who at the beginning of such period constituted the Board cease to constitute at least a majority thereof, unless the election, or the nomination for election by Holdings stockholders, of each new Board member was approved by a vote of at least three-fourths (3/4) of the Board members then still in office who were Board members at the beginning of such period (including for these purposes, new members whose election was so approved).

“Change in Control” under this Agreement shall, in addition to the enumerated events set forth above involving Holdings, the common stock of Holdings, or the board of directors of Holdings, include the events enumerated in items (i) through (iv) above with respect to Southwest.

Notwithstanding the foregoing, to the extent required by Section 409A, such Change in Control must be a change in control event under Treasury Regulation Section 1.409A–3(i)(5)(i).

(c) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Disability” means that because of physical or mental illness or disability, the Executive shall have been continuously unable to perform the essential functions of his/her job with or without reasonable accommodation for a consecutive period of at least six (6) months.

(f) “Good Reason” means:

(i) without the Executive’s express written consent, the assignment to him/her of any duties materially inconsistent with his/her positions, duties, authority, responsibilities or status with the Company immediately prior to the later of (i) Executive’s termination date or (ii) such Change in Control;

(ii) a material demotion or a material change in the Executive’s titles or offices as in effect immediately prior to the later of (i) Executive’s termination date or (ii) such Change in Control;

(iii) any removal of the Executive from or any failure to re-elect him/her to any of such positions; except in connection with the termination of the Executive’s employment for Cause, Disability or retirement or as a result of his/her death or by him/her other than for Good Reason;

(iv) without the Executive’s express written consent, a material reduction by the Company in the Executive’s base salary as in effect immediately prior to the later of (i) Executive’s termination date or (ii) a Change in Control or, if greater, such greater base salary as may be in effect from time to time subsequent to such Change in Control, provided, in each case, that a reduction by the Company in the Executive’s base salary of ten (10) percent or more shall be sufficient but not necessary to constitute a material reduction by the Company in the Executive’s base salary;

(v) the failure by the Company to continue at levels materially not less than those in existence immediately prior to such Change in Control the Executive’s participation in any thrift, incentive or compensation plan, or any pension plan, in which the Executive participated immediately prior to such Change in Control, provided that the Company may provide for participation in substantially similar plans that provide benefits at levels materially not less than those in existence immediately prior to the later of (i) Executive’s termination date or (ii) such Change in Control;

(vi) the failure by the Company to provide for the Executive’s participation in any welfare, life insurance, health and accident or disability plan on the same basis as those provided to executives of the Company who are similarly situated to the Executive;

(vii) the taking of any action by the Company which would materially adversely affect the Executive’s participation in or materially reduce his/her benefits under any single such plan or all such plans, when taken together, or deprive him/her of any material fringe benefit enjoyed by him/her immediately prior to the time of (i) Executive’s termination date or (ii) such Change in Control (except for the acceleration of the termination dates of stock options, restricted stock units, performance shares and other awards and rights, if applicable, as contemplated by this Agreement), provided that the taking of any action by the Company that reduces the economic value attributable to such participation, benefits or fringe benefit by ten (10) percent or more shall be sufficient but not necessary to constitute a materially adverse effect, material reduction or deprivation, as applicable;

(viii) the assignment to the Executive without his/her consent to a new work location which would require an increase in the round-trip commute to work from the Executive’s residence immediately prior to the later of (i) Executive’s termination date or (ii) such Change in Control of more than 40 miles per day; or

(ix) any material breach of any material provision of this Agreement.

Notwithstanding the foregoing, the Executive shall not be entitled to terminate his/her employment with the Company for Good Reason unless the following process is followed with respect to such termination. Within ninety (90) days following the initial occurrence of an event that purportedly constitutes Good Reason, the Executive shall give the Company written notice of the occurrence of such event, setting forth the exact nature of such event and the conduct required to cure such event. The Company shall have thirty (30) days from the receipt of such notice within which to cure such event (such period, the “Cure Period”). If, during the Cure Period, such event is cured, then the Executive shall not be permitted to terminate his/her employment with the Company for Good Reason as a result of such event. If, at the end of the Cure Period, such event is not cured, the Executive shall be entitled to terminate his/her employment with the Company for Good Reason as a result of such event during the sixty (60) day period following the end of the Cure Period. If the Executive does not terminate his/her employment with the Company for Good Reason during such sixty (60) day period, the Executive shall not be permitted to terminate his/her employment with the Company for Good Reason as a result of such event.

(g) “Subsidiary” means any corporation, partnership, joint venture or other entity in which the Company has a 50% or greater equity interest.

3.	LIMITED RIGHT TO A SEVERANCE BENEFIT

The Executive shall be entitled to the severance benefits provided in this Section 3 if, within 24 months prior to a Change in Control (the “Pre-CIC Protection Period”) and twenty-four (24) months after a Change in Control (together with the Pre-CIC Protection Period, the “Protection Period”): (i) the Executive terminates his/her employment with the Company for Good Reason or (ii) the Executive’s employment is terminated by the Company for any reason other than (x) the Executive’s death, (y) the Executive’s Disability or (z) Cause; provided that in each case, for the immediately preceding clauses (i) and (ii), the Executive executes and delivers to the Company within forty-five (45) days of the date of such termination, and lets become effective and irrevocable, a Release in the form attached hereto as Attachment A (“Release”):

(a) Any restricted stock awards, restricted stock units, stock options, stock appreciation rights or performance shares relating to the common stock of Holdings granted to the Executive and held by the Executive on the date of such termination, which are not then currently vested or exercisable shall: (i) if such termination occurs following a Change in Control, become vested on the date of such termination, at the greater of target or actual performance in the case of any performance awards or (ii) if such termination occurs during the Pre-CIC Protection Period, remain outstanding subject to their original terms and become vested immediately prior to such Change in Control, at the greater of target or actual performance in the case of any performance awards, in each case subject to Section 409A.

(b) A lump-sum severance payment equal to the sum of:

(i) thirty (30) months of the Executive’s yearly base salary in effect as of the date of such termination or, if greater, as of the date of such Change in Control, and

(ii) an amount equal to any incentive compensation that would be payable to the Executive under any short-term incentive compensation plan of the Company (including the Company’s Management Incentive Plan or any successor plan thereto), calculated at the designated award opportunity for the Executive at the date of termination or, if greater, as of the date of such Change in Control, and at 100% of the target performance measures, for the period during the applicable plan year preceding the date of such termination and for the severance period of thirty (30) months following the date of such termination (such post-termination period, the “Severance Period”), and

(iii) an amount equal to the full cost of health and dental coverage for the Executive (and his/her eligible dependents) for the Severance Period, which amount shall be calculated based on the full cost of continued health and dental coverage for the Executive (and his/her eligible dependents) under COBRA as of the date of termination or, if greater, as of the date of such Change in Control, and

(iv) an amount equal to the full cost of replacement disability and life insurance coverage for the Executive (other than travel/accident) for the Severance Period, which cost shall be calculated as of the date of termination or, if greater, as of the date of such Change in Control.

Subject to the limits in Section 3(e) below, payment of the foregoing lump-sum severance payment shall be made in accordance with the Company’s regular payroll procedures and be made to the Executive on the first regularly scheduled Company executive pay date that occurs on the later of (i) sixty (60) days after the termination of the Executive’s employment or (ii) a Change in Control, provided that the Release has become effective and irrevocable.

(c) The Company shall pay the Executive any benefits under the Company’s benefit plans, including Southwest’s Executive Deferred Compensation Plan which are fully vested on the date of such termination, in accordance with their terms, including with respect to applicable payment schedules and any applicable elections.

(d) The Executive shall be entitled to reimbursement of reasonable expenses actually incurred by the Executive directly related to outplacement services, which reimbursement shall not exceed Thirty Thousand Dollars ($30,000). Such reimbursement shall only be made for outplacement services directly related to such termination. Such expenses must be incurred not later than the end of the second calendar year following the calendar year of such termination. Such expense must be submitted by the Executive to the Company as promptly as practicable, and in no event later than required by the Company in order for the Company to make such reimbursement. In no event shall the Company make any such reimbursement later than the last day of the third calendar year following the calendar year in which such termination occurs.

(e) Notwithstanding anything to the contrary in this Section 3, if the Executive is a “specified employee” within the meaning of Section 409A, during the six- (6-) month period following the Executive’s termination of employment with the Company, payments to the Executive under this Section 3 (other than reimbursements and in-kind amounts described in Treasury Regulation Section 1.409A-1(b)(9)(v) or any successor provision thereto) that constitute “non-qualified deferred compensation” under Section 409A shall be delayed and paid to the Executive on the first regularly scheduled Company executive pay date that occurs in the seventh (7th) calendar month following the calendar month in which the Executive’s termination of employment occurs; thereafter, any additional payments owed to the Executive under this Section 3 shall be paid to the Executive in the manner otherwise specified in this Section 3. With respect to any payment delayed pursuant to this Section 3(e), the Company shall pay the Executive, on the day on which such delayed payment is made to the Executive, interest on such delayed payment for the period of such delay at the applicable federal rate provided for in Section 1274(d) of the Code for the month in which such delayed payment otherwise would have been made.

(f) For purposes of this Agreement, the Executive will be deemed to not have terminated employment with the Company unless the Executive has incurred a Separation from Service. “Separation from Service” means the termination of the Executive’s employment by the Company if the Executive dies, retires or otherwise has a termination of employment with the Company; provided that the Executive’s employment relationship is treated as continuing intact while on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or longer, if the Executive’s right to reemployment is provided either by statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to perform services for the Company. If the period of leave exceeds six (6) months and the Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six- (6-) month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Executive to be unable to perform the duties of his/her position of employment, or any substantially similar position of employment, a twenty-nine (29-) month period of absence may be substituted for such six- (6-) month period. For purposes of this paragraph, the term “Company” includes all other organizations that together with the Company are part of a control group of organizations under Section 414(b) and Section 414(c) of the Code. Whether an Executive has incurred a Separation from Service shall be determined based in accordance with Section 409A. Additionally, if the Executive ceases to work as an employee, but is retained to provide services as an independent contractor of the Company, the determination of whether the Executive has incurred a Separation from Service shall be determined based in accordance with Section 409A.

4.	CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY

In the event that it is determined that any payment or distribution by the Company to the Executive or for the Executive’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option or restricted stock or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), by reason of being considered “contingent on a change in the ownership or effective control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Payment shall be reduced by the Company in a manner determined by the Company to be $1.00 less than three (3) times the Executive’s base amount (as defined in Section 280G of the Code) so that no portion of the Payment shall be subject to the Excise Tax, provided that the Company shall make such reduction only if such reduction would effect, on an after-tax basis, a Payment that is greater than the Payment that would be made if no such reduction were effected. The Executive shall be permitted to provide the Company with written notice specifying which of the Payments will be subject to reduction or elimination; provided, however, that to the extent that the Executive’s ability to exercise such authority would cause any Payment to become subject to any taxes or penalties pursuant to Section 409A, or if the Executive does not provide the Company with any such written notice, the Company shall reduce or eliminate the Payments by first reducing or eliminating the portion of the Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time. Except as set forth in the preceding sentence, any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

5.	ARBITRATION AND LITIGATION

Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement) or the subject matter hereof must be submitted to and settled by arbitration conducted before a single arbitrator or, at the election of the Company or the Executive, a panel of arbitrators (chosen from a list of arbitrators provided by the American Arbitration Association with each party hereto taking alternate strikes and the remaining arbitrator or arbitrators, as applicable, hearing the dispute).

By agreeing to arbitrate all disputes related to this Agreement, the Company and the Executive acknowledge, among other things, that they are waiving the right to have the dispute heard by a court of law or equity and the right to a jury trial.

The arbitration will be conducted in Clark County, Nevada, in accordance with the then current rules of the American Arbitration Association or its successor. The arbitration of such issues, including the determination of any amount of damages suffered, will be final and binding upon the parties to the maximum extent permitted by law. The decision of the arbitrator or the panel, as applicable, shall be in writing and signed by the arbitrator. A copy of the arbitrator’s or the panel’s decision, as applicable, will be provided to each party. The arbitrator or panel, as applicable, in such action will not be authorized to change or modify any provision of this Agreement. Judgment upon the award rendered by the arbitrator or the panel, as applicable, may be entered by any court having jurisdiction thereof. The parties consent to the jurisdiction of the Supreme Court of the State of Nevada and of the U.S. District Court for the District of Nevada for all purposes in connection with arbitration, including the entry of judgment of any award.

The Company shall advance the arbitrator’s or the panel’s fees, as applicable, subject to the provisions of Section 2(a), however, the arbitrator or the panel, as applicable, will award reasonable legal fees and expenses (including arbitration costs) to the prevailing party upon application therefor. The non-prevailing party may thus incur greater expenses under arbitration than under traditional court litigation.

Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator or the panel, as applicable, the parties and their counsel, and each of their agents and employees, and all others acting on behalf or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration, the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration to perform, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

6.	BENEFITS AND BINDING EFFECT

This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including but not limited to any corporation, person or other entity which may acquire all or substantially all of the assets and business of the Company or any corporation with or into which the Company may be consolidated or merged, and the Executive, his/her heirs, executors, administrators and legal representatives, provided that the obligations of the Executive hereunder may not be delegated.

7.	OTHER AGREEMENTS

The Executive represents that the execution and performance of this Agreement will not result in a breach of any of the terms and conditions of any employment or other agreement between the Executive and the Company and/or any third party.

Provided that the Company duly performs all of its obligations (if any) arising by virtue of a termination of employment of the Executive, the Executive will not publicly disparage the Company or its officers, directors, employees or agents and will refrain from any action which could reasonably be expected to cause material adverse public relations or embarrassment to the Company or to any of such persons. Similarly, the Company (including its officers, directors, employees and agents) will not disparage the Executive and will refrain from any action which could reasonably be expected to result in embarrassment to the Executive or to materially and adversely affect his/her opportunities for employment. The preceding two (2) sentences shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

The Company may withhold from any amounts payable under this Agreement all federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.	NOTICES

All notices or other communications relating to this Agreement shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid and return receipt requested, to the party concerned at the address set forth below:

If to the Company, to:	Southwest Gas Holdings, Inc.
Southwest Gas Corporation
8360 S. Durango Drive
Las Vegas, Nevada 89113
Attn: General Counsel

If to the Executive, to:	Robert J. Stefani

Either party may change the address to which notices are to be sent to it by giving ten (10) days written notice of such change of address to the other party in the manner provided above for giving notice. Notices will be considered delivered on the date of personal delivery or on the date of deposit in the United States mail in the manner provided for giving notice by mail.

9.	EXECUTIVE ACKNOWLEDGMENT AND SECTION 409A

The Executive acknowledges and agrees that he/she has consulted with and relied exclusively on his/her own counsel regarding the tax effects of this Agreement and that the Company shall have no liability or obligation with respect to any tax imposed by Section 409A, or other Code section, on the Executive as a result of the transactions and payments contemplated by this Agreement.

The parties agree that this Agreement shall be construed and interpreted to the maximum extent possible to comply with Section 409A.

10.	ENTIRE AGREEMENT

The entire understanding and agreement among the parties has been incorporated into this Agreement, and this Agreement supersedes all other agreements, negotiations, and understandings between the Executive and the Company with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by both parties.

11.	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada. It is intended by the parties that this Agreement be interpreted in accordance with its fair and simple meaning, not for or against either party, and neither party shall be deemed to be the drafter of this Agreement.

12.	CAPTIONS; COUNTERPARTS

The section headings and captions included herein are for convenience and shall not constitute a part of this Agreement.

This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one (1) and the same Agreement.

13.	SEVERABILITY

If any portion or provision of this Agreement is determined by arbitration or by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining portions or provisions hereof shall not be affected.

(signature page follows)

IN WITNESS WHEREOF, this Change in Control Agreement has been executed by the parties hereto as of the date first written above.

SOUTHWEST GAS HOLDINGS, INC.

By:	/s/ Karen S. Haller
Karen S. Haller
President and Chief Executive Officer

SOUTHWEST GAS CORPORATION

By:	/s/ Karen S. Haller
Karen S. Haller
Chief Executive Officer

EXECUTIVE:

/s/ Rober J. Stefani
Robert J. Stefani